UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________________________

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

June 7, 2012 (June 6, 2012)

TICC CAPITAL CORP.

(Exact name of registrant as specified in its charter)

Maryland	000-50398	20-0188736
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer Identification No.)
of incorporation)

8 Sound Shore Drive, Suite 255

Greenwich, CT 06830

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (203) 983-5275

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07. Submission of Matters to a Vote of Security Holders

TICC Capital Corp. (the “Company”) today announced the results of its Annual Meeting of Shareholders (the “Meeting”) held on June 6, 2012, during which two matters were submitted to the vote of the shareholders. A summary of the matters voted upon by shareholders is set forth below.

1. Shareholders ratified the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012 based on the following votes:

Votes For	Votes Against	Abstentions	Broker Non-Votes
34,476,092	253,833	222,013	N/A

2. Shareholders approved an adjournment of the Meeting to allow the polls to remain open until 10:00 a.m. on June 27, 2012 for the election of Jonathan H. Cohen and G. Peter O’Brien as directors of the Company, each for a three-year term, based on the following votes:

Votes For	Votes Against	Abstentions	Broker Non-Votes
34,287,538	664,400	N/A	N/A

A vote was not taken on June 6, 2012 with respect to the proposal to elect Messrs. Cohen and O’Brien as directors of the Company to provide additional time for shareholders to vote on this proposal. As of June 6, 2012, there were 16,251,216 shares present at the Meeting or represented by proxy that had not yet voted on the proposal to elect Messrs. Cohen and O’Brien as directors of the Company. Of the shares that had voted, 95.46% and 93.96% had voted in favor of electing Messrs. Cohen and O’Brien as directors of the Company, respectively. Because the Company’s bylaws provide that the election of a director requires the affirmative vote of a majority of the outstanding shares of the Company’s common stock, and given the clear preference to approve this proposal by those who have voted on this proposal, the Board of Directors of the Company determined that it would be appropriate to adjourn the Meeting in order to solicit additional votes on the proposal to elect Messrs. Cohen and O’Brien as directors of the Company.

Based on the shareholder votes to adjourn the Meeting, the Meeting will reconvene at the Company’s corporate headquarters located at 8 Sound Shore Drive, Suite 255, Greenwich, Connecticut 06830 on June 27, 2012 at 10:00 a.m., Eastern Time, for the purpose of voting on the election of Jonathan H. Cohen and G. Peter O’Brien as directors of the Company, each for a three-year term, or until their respective successors are duly elected and qualified.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 7, 2012	TICC CAPITAL CORP.

	By:	/s/ Saul B. Rosenthal
Saul B. Rosenthal
President